Exhibit 10.6

NORTH HAVEN NET REIT

INDEPENDENT TRUSTEE COMPENSATION POLICY

Effective Date

On March 29, 2024, the Board of Trustees (the “Board”) of North Haven Net REIT (the “Trust”) adopted this Independent Trustee Compensation Policy (this “Policy”), to be effective as of March 29, 2024. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the North Haven Net REIT Independent Trustee Restricted Common Share Plan (the “Plan”).

Eligibility

This Policy shall apply to trustees of the Trust who meet the requirements set forth for an “Independent Trustee” in the Trust’s Declaration of Trust.

Compensation

Each Independent Trustee shall receive an annual retainer of $100,000 and the chairperson of the Board’s audit committee (“Audit Committee Chairperson”) shall receive an additional annual retainer of $15,000 (collectively, as applicable, the “Compensation”). The Compensation shall remain in effect until changed by the Board.

Payment Timing and Form

Seventy-five percent (75%) of the Compensation shall be paid by the Trust in quarterly installments in cash in arrears, as soon as possible following the end of the calendar quarter to which the Compensation relates, and the remaining twenty-five percent (25%) shall be paid in the form of restricted shares of the Trust’s Class E common shares (“Class E Restricted Common Shares”) as provided below.

Terms and Conditions of Class E Restricted Common Shares

•	The Class E Restricted Common Shares shall be granted under, and subject to the terms and conditions of, the Plan, and the Award Certificate evidencing such grant.

•	Other than as set forth under “Proration” below, the Class E Restricted Common Shares shall be granted on the third (3rd) business day following the initial closing of the Trust’s continuous private offering (the “Initial Grant Date”) and on each subsequent anniversary thereof (each, a “Grant Date”), subject to each Independent Trustee’s Continuous Service and qualification as an Independent Trustee on each Grant Date. On the Initial Grant Date, each Independent Trustee shall be entitled to receive 1,250 Class E Restricted Common Shares and the Audit Committee Chairperson shall be entitled to receive an additional 188 Class E Restricted Common Shares, each of which will vest on the first Grant Date thereafter (the “Initial Trustee Grants”).

•	Following the Initial Trustee Grants, the number of Class E Restricted Common Shares granted to an Independent Trustee shall be determined by (A) dividing 25% of the Compensation due to the Independent Trustee, taking into account any required proration as described below, by the most recently determined net asset value per share of the Trust’s Class E common shares as of the applicable Grant Date, and (B) rounding the quotient to the nearest whole number.

•	Unless and until provided otherwise by the Board, the Class E Restricted Common Shares granted to an Independent Trustee pursuant to this Policy, including any dividends credited to the Participant’s account or distribution reinvestment plan (“DRIP”) shares associated with the unvested Class E Restricted Common Shares, shall vest and become non-forfeitable on the one-year anniversary of the Initial Grant Date or the Grant Date, as applicable, provided, in each case, that the Independent Trustee continues to provide services to the Trust as a trustee and qualifies as an Independent Trustee on each such vesting date. Notwithstanding the foregoing vesting schedule, all outstanding unvested Class E Restricted Common Shares held by an Independent Trustee shall become fully vested on the earlier occurrence of:

(i) the termination of the Independent Trustee’s service as a trustee of the Trust due to his or her death or Disability; or

(ii) a Change in Control.

•	If the Independent Trustee’s service as a trustee of the Trust terminates other than as described in clause (i) of the foregoing sentence, then the Independent Trustee shall forfeit all of his or her right, title and interest in and to any unvested Class E Restricted Common Shares as of the date of such termination from the Board and such Class E Restricted Common Shares shall be forfeited to the Trust without further consideration or any act or action by the Board or the Independent Trustee.

Proration

•	If an Independent Trustee is newly appointed or elected to the Board after the Initial Grant Date, then his or her first quarterly cash payment will be prorated to reflect the number of full calendar months of service between the effective date of the Independent Trustee’s appointment or election through the last day of the respective calendar quarter (e.g., if an Independent Trustee is appointed or elected to the Board on January 15, then his or her first quarterly cash payment will be reduced by 1/3 to cover 2 full months of service during February and March of such calendar quarter).

•	Other than with respect to the Initial Trustee Grants, if an Independent Trustee is newly appointed or elected to the Board, (i) his or her Class E Restricted Common Shares granted shall be prorated to reflect the number of full calendar months between the date of his or her appointment or election to the Board and the next Grant Date (e.g., if an Independent Trustee is appointed or elected to the Board on October 28, then his or her first Class E Restricted Common Shares grant shall be prorated to reflect five full months of service during November, December, January, February and March, assuming a Grant Date in April) and (ii) such Independent Trustee shall be granted the number of Class E Restricted Common Shares as described in (i) on the third (3rd) business day following his or her appointment or election to the Board, which shall vest on the first anniversary of such date.

•	For the sake of clarity, newly appointed or elected Independent Trustees who receive a prorated initial payment of compensation and initial grant of Class E Restricted Common Shares shall thereafter participate in regular quarterly cash payments and annual grants of Class E Restricted Common Shares along with the other Independent Trustees, subject to Continuous Service and qualification as an Independent Trustee.

•	Similarly, if an Independent Trustee’s service to the Board is terminated for any reason during a calendar quarter, his or her last quarterly cash payment will be prorated to reflect the number of full calendar months of service between the first day of the respective calendar quarter and the termination date. Any such prorated cash payment shall be made within seven calendar days following such termination. The Board may alter or adjust the proration noted above for any Independent Trustee or for any particular circumstance.

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